SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) - June 10, 2012
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 OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Omnicare Center 201 E. Fourth Street Cincinnati, OH	45202
(Address of Principal Executive Offices)	(Zip Code)

(513) 719-2600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Omnicare, Inc. (the “Company”) announced that John Figueroa has resigned from his position as Chief Executive Officer and as a member of the Board of Directors of the Company, effective June 10, 2012. The Company and Mr. Figueroa entered into a Separation Agreement, dated as of June 10, 2012. The Separation Agreement provides that Mr. Figueroa will receive an aggregate cash severance amount of $3,375,000 payable in installments over 18 months, and a pro rata portion of his annual incentive bonus for 2012 in the amount of $602,877, payable at the time such bonuses are paid to the Company's senior executives. In addition, 67,558 shares of unvested restricted common stock and approximately 44,800 unvested stock options held by Mr. Figueroa will become fully vested. Mr. Figueroa will receive $1,179,009 in consideration of the cancellation of 35,342 of unvested shares of restricted stock that would otherwise have vested on or prior to January 1, 2013 plus the value of any dividend rights relating to such shares. Mr. Figueroa will receive the cash value of up to 23,836 of his performance stock units following, and subject to achievement of, the Company's performance target for the 2014 fiscal year plus the value of any dividend rights relating thereto. Mr. Figueroa will also receive benefits and amounts due under the Company's welfare and pension benefit plans and will be paid for unused and accrued vacation time. Mr. Figueroa will be subject to noncompetition and nonsolicitation covenants for 18 months following his resignation. The Separation Agreement also contains a release of claims in favor of the Company.
(c)    The Company also announced that its Board of Directors has appointed John L. Workman, President and Chief Financial Officer of the Company, to the additional position of Interim Chief Executive Officer of the Company, effective June 11, 2012, until the Board of Directors completes a search for a permanent Chief Executive Officer. Mr. Workman, age 60, was appointed President and Chief Financial Officer in February 2011. From November 2009 to February 2011, Mr. Workman served as Executive Vice President and Chief Financial Officer of the Company. From 2004 to 2009, Mr. Workman served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior to joining HealthSouth Corporation, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation where he also served as Chief Operating Officer and Chief Financial Officer during his six year tenure. Before that he spent more than 14 years with Montgomery Ward & Company, Inc., serving in various capacities within its financial organization, including Controller, Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG, where he was a partner.
The Company also announced that its Board of Directors has appointed Nitin Sahney, Executive Vice President and President - Specialty Care Group of the Company, to the additional position of Chief Operating Officer of the Company, effective June 11, 2012. Mr. Sahney, age 49, was appointed Executive Vice President and President - Specialty Care Group in November 2010. Prior to joining Omnicare, Mr. Sahney managed a healthcare investment fund since October 2007. Before that, Mr. Sahney served as President and Chief Executive Officer of RxCrossroads, a specialty pharmaceutical services company acquired by Omnicare in 2005, from 2001 until August 2007. Prior to his involvement with RxCrossroads, Mr. Sahney held a number of management positions with Cardinal Healthcare beginning in September 1993.
In connection with his appointment as Interim Chief Executive Officer, Mr. Workman will receive a long term incentive award of restricted stock having a face value of $870,000 under the Company's 2004 Stock & Incentive Plan (the “S&I Plan”), which will vest ratably on the first four anniversaries of the grant date. In connection with his appointment as Chief Operating Officer, Mr. Sahney's base salary will be increased to $600,000, and Mr. Sahney will receive a long term incentive award of restricted stock having a face value of $600,000 under the S&I Plan, which will vest ratably on the first four anniversaries of the grant date.
A copy of the Company's press release announcing Mr. Figueroa's resignation and Mr. Workman's and Mr. Sahney's appointments is filed as Exhibit 99.1 to this Current Report on From 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)Exhibits
Exhibit Number
99.1    Press Release of Omnicare, Inc. dated June 11, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: Senior Vice President, General Counsel and Secretary

Dated:  June 11, 2012

EXHIBIT INDEX
99.1    Press Release of Omnicare, Inc. dated June 11, 2012.